As filed with the Securities and Exchange Commission on May 15, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQT GP HOLDINGS, LP

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	30-0855134 (I.R.S. Employer Identification Number)

625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania (Address of Principal Executive Offices)	15222 (Zip Code)

EQT GP SERVICES, LLC

2015 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Philip P. Conti

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania  15222

Telephone:  (412) 553-5700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Joshua Davidson

Mollie Duckworth

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1234

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Units, representing limited partner interests	2,000,000	$32.53	$65,060,000	$7,559.98

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), there are also being registered additional common units as may become issuable pursuant to the adjustment provisions of the EQT GP Services, LLC 2015 Long-Term Incentive Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the 2,000,000 common units being registered hereby is based on a price of $32.53, which is the average of the high and low trading prices per common unit of EQT GP Holdings, LP as reported by the New York Stock Exchange on May 12, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this registration statement will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the Commission) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this registration statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this registration statement.  You should direct requests for documents to:

EQT GP Services, LLC
625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Attention: Corporate Secretary

Telephone:  (412) 553-5700

In this registration statement, “Registrant,” “we,” “our” and “us” refer to EQT GP Holdings, LP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We incorporate by reference into this registration statement the documents listed below. We also incorporate by reference into this registration statement, from the date of filing of such documents, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(a)         The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on May 12, 2015; and

(b)         The description of the Registrant’s common units representing limited partner interests contained in the Registrant’s registration statement on Form 8-A (File No. 001-37380) filed with the Commission on May 6, 2015 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating, changing or modifying such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Subject to any terms, conditions, or restrictions set forth in a limited partnership’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Section 7.7(a) of the Registrant’s First Amended and Restated Agreement of Limited Partnership (the Partnership Agreement) provides that the Registrant will indemnify and hold harmless the following persons (each, an Indemnitee), in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals:

•                  EQT GP Services, LLC, the general partner of the Registrant (General Partner);

•                  any departing general partner;

•                  any person who is or was an affiliate of the General Partner or any departing general partner;

•                  any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner or any departing general partner or any of their affiliates;

•                  any person who is or was serving at the request of the General Partner or any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to the Registrant; and

•                  any person the General Partner designates as an indemnitee for purposes of the Partnership Agreement because such person’s status, service or relationship exposes such person to potential claims, demands, suits or proceedings relating to the business and affairs of the Registrant.

Any indemnification described above will be made only out of the Registrant’s assets. The General Partner will not be personally liable for such indemnification and will have no obligation to contribute or loan any monies or property to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the Partnership Agreement.

The Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons for the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liability under the Partnership Agreement.  The General Partner has purchased director and officer liability insurance for the benefit of its directors and officers.

Subject to any terms, conditions or restrictions set forth in a limited liability company’s limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the limited liability company agreement of the General Partner, in most circumstances, the General Partner will indemnify (i) any affiliates of the General Partner (other than the Registrant and its subsidiaries); (ii) any manager, member, partner, officer, director, fiduciary or trustee of the General Partner or its affiliates; (iii) any person serving at the request of the General Partner or its affiliates as an officer, director, member, manager, partner, fiduciary or trustee of another person; and (iv) any person designated by the General Partner.

The General Partner may purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its subsidiaries.

The General Partner and the Partnership entered into indemnification agreements with each of its officers and directors. Each indemnification agreement provides that the General Partner and the Partnership will indemnify and hold harmless each director and officer against all expenses, liabilities and losses (including attorney’s fees, judgments, fines or penalties and amounts to be paid in settlement) incurred or suffered by the director or officer in connection with serving in his capacity as an officer and/or director of the General Partner or in any capacity at the request of the General Partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act, but subject to the limitations expressly provided in the Partnership Agreement and the limited liability company agreement of the General Partner. The indemnification agreements also provide that the General Partner or the Partnership must advance payment of certain expenses to the director or officer, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the director or officer to return such advance if it is ultimately determined that the director or officer is not entitled to indemnification.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

A list of exhibits filed herewith (or incorporated herein by reference) is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 15th day of May, 2015.

EQT GP HOLDINGS, LP
By: EQT GP Services, LLC, its general partner

By:	/s/ Philip P. Conti
Name:	Philip P. Conti
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Porges, Philip P. Conti and Lewis B. Gardner, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated below on May 15, 2015.

Signature	Title	Date

/s/ David L. Porges	Chairman, President and Chief Executive Officer	May 15, 2015
David L. Porges	(Principal Executive Officer)

/s/ Philip P. Conti	Director, Senior Vice President and Chief Financial Officer	May 15, 2015
Philip P. Conti	(Principal Financial Officer)

/s/ Theresa Z. Bone	Vice President, Finance and Chief Accounting Officer	May 15, 2015
Theresa Z. Bone	(Principal Accounting Officer)

/s/ Lewis B. Gardner	Director	May 15, 2015
Lewis B. Gardner

/s/ Steven T. Schlotterbeck	Director	May 15, 2015
Steven T. Schlotterbeck

/s/ Stephen A. Thorington	Director	May 15, 2015
Stephen A. Thorington

Exhibit Index

Exhibit No.	Description

4.1

Certificate of Limited Partnership of EQT GP Holdings, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (File No. 333-202053), filed on February 12, 2015).

4.2

Form of First Amended and Restated Agreement of Limited Partnership of EQT GP Holdings, LP (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Registrant’s registration statement on Form S-1 (File No. 333-202053), filed on April 23, 2015) (included as Appendix A to such filing).

4.3

Form of EQT GP Services, LLC 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-202053), filed on April 1, 2015).

4.4

Form of Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-202053), filed on April 1, 2015).

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereof).

* Filed herewith.